Exhibit 5.2

[Letterhead of Debevoise & Plimpton LLP]

August 12, 2020

BY EDGAR SUBMISSION

Burgundy Technology Acquisition Corporation

PO Box 1093

Boundary Hall, Cricket Square

Grand Cayman, KY1-1102

Cayman Islands

Burgundy Technology Acquisition Corporation

Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special New York counsel to Burgundy Technology Acquisition Corporation, a Cayman Islands exempted company (the “Company”), in connection with the registration by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of up to 46,000,000 units of the Company, including units issuable by the Company in connection with the exercise the underwriters’ over-allotment option (collectively the “Units”), with each Unit consisting of one Class A ordinary share of the Company, $0.0001 par value (the “Ordinary Shares”), and one-half of one warrant of the Company to purchase one Ordinary Share (the “Warrant”), pursuant to the Registration Statement on Form S-1 (File No. 333-240243) initially filed by the Company with the Commission on July 31, 2020 (as amended, the “Registration Statement”). The Warrants will be issued under a Warrant Agreement (the “Warrant Agreement”) to be entered into by the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) to be entered into by the Company and Mizuho Securities USA LLC, as representative of the underwriters named therein.

In arriving at the opinions expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials and officers and representatives of the Company as we have deemed appropriate for the purposes of such opinions, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials and officers and representatives of the Company delivered to us and (c) made such investigations of law as we have deemed appropriate as a basis for such opinions.

In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents we examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies, (iv) the legal capacity of all natural persons executing documents, (v) that the Company (A) has been duly organized under the laws of Cayman Islands, (B) is validly existing and in good standing under the laws of Cayman Islands, (C) has the power and authority to execute, deliver and perform its obligations under the Warrant Agreement, Warrants and Units and (D) has taken all necessary actions under the laws of Cayman Islands to duly authorize the execution and delivery of, and performance of its obligations under, the Warrant Agreement, Warrants and Units, (vi) as a matter of the laws of Cayman Islands, the Ordinary Shares (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Agreement) have been duly authorized for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and the Underwriting Agreement and in accordance with the terms set out in the Registration Statement and the Underwriting Agreement (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Agreement), such Ordinary Shares will be validly issued, fully paid and non-assessable, (vi) the due authorization, execution and delivery of the Units by Continental Stock Transfer & Trust Company, as transfer agent for the Units, (vii) the due authorization, execution and delivery of the Warrant Agreement and the Warrants by the Warrant Agent and the enforceability thereof against the Warrant Agent and (viii) the Exercise Price (as defined in the Warrant Agreement) will not be adjusted to an amount below the par value per share of the Ordinary Shares.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that:

1.        The Units, when duly issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement and the Warrant Agreement, will be validly issued and will entitle the holder thereof to the benefits provided therein and in the Warrant Agreement.

2.        The Warrants, when the Units are duly issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement and the Warrant Agreement, will constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) concepts of good faith, diligence, reasonableness and fair dealing, and standards of materiality and (iv) limitations on the validity or enforceability of indemnification, contribution or exculpation under applicable law (including, without limitation, court decisions) or public policy. Without limiting the foregoing, we express no opinion as to the validity, binding effect or enforceability of any provision of the Warrant Agreement or the Warrants that purports to adjust the conversion rate of the Warrants in any amount that a court determines to be commercially unreasonable or to constitute a penalty or forfeiture. Our opinions with respect to the choice of law and choice forum provisions of the Warrant Agreement, Warrants and Units are given in reliance on, and are limited in scope to, Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York, and we express no opinion with respect to any such provision insofar as it exceeds or otherwise falls outside the scope of such sections.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus forming a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP